Exhibit 14.1
CLEARWIRE CORPORATION
CODE OF CONDUCT AND ETHICS
Introduction
     Clearwire Corporation and its subsidiaries (“Clearwire”) believe that the path to success lies in our conduct and ethics which guide every aspect of our business. The standards of the Code of Conduct and Ethics (the “Code”) reflect our commitment to maintaining the highest standards of business conduct and ethics. Clearwire expects every employee, officer and director to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to cover officers and, as applicable, directors. It is imperative that all employees abide by these key principles, among others:
•	Obey the law. Compliance with the law does not comprise our entire ethical responsibility; it is a minimum, absolutely essential condition for performance of our duties.

•	Do not engage in speculative or insider trading.

•	Steer clear of conflicts of interest.

•	Avoid illegal and questionable gifts or favors.

•	Keep accurate and complete records.

•	Treat in an ethical manner all those to whom Clearwire has an obligation.

•	Maintain the integrity of consultants, agents and representatives.

•	Protect proprietary information and our customer’s privacy.

•	Obtain and use company and customer assets wisely. Do not use confidential information acquired in the course of one’s work for personal advantage.

•	Maintain a safe, enjoyable, and diverse workplace.
     Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Clearwire. The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. Nothing in the Code alters the employment at-will policy of employees of Clearwire Corporation or its subsidiaries.
     This Code does not describe every practice or principle related to honest and ethical conduct. The Code addresses conduct that is particularly important to proper dealings with the people and entities with whom we interact, but reflects only a part of our commitment. The Code should be read in conjunction with other policies Clearwire has which address conduct of employees. These policies include, but are not limited to, Clearwire’s Employee Resource Guide. Action by members of your immediate family or other persons who live in your household also may potentially result in ethical issues to the extent that they involve Clearwire’s business. For example, acceptance of inappropriate gifts by a family member from one of Clearwire’s suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your immediate family members, and other persons who live in your household.
     The integrity and reputation of Clearwire depends on the honesty, fairness and integrity brought to the job by each person associated with us. It is the responsibility of each employee to apply common sense, together with the highest personal ethical standards, in making business decisions where there is no stated guideline in the Code. Unyielding personal integrity is the foundation of corporate integrity.
     YOU SHOULD NOT HESITATE TO ASK QUESTIONS ABOUT WHETHER ANY CONDUCT MAY VIOLATE THE CODE, VOICE CONCERNS OR CLARIFY GRAY AREAS. SECTION 12 BELOW DETAILS THE COMPLIANCE RESOURCES AVAILABLE TO YOU. IN ADDITION, YOU SHOULD BE ALERT TO POSSIBLE VIOLATIONS OF THE CODE BY OTHERS AND REPORT SUSPECTED VIOLATIONS, WITHOUT FEAR OF ANY FORM OF RETALIATION.
     AS FURTHER DESCRIBED IN SECTION 12, CLEARWIRE HAS ESTABLISHED A WHISTLEBLOWER HOTLINE AT 1-877-301-7247 TO REPORT VIOLATIONS OF THE CODE. Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, up to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.
1. Legal Compliance
     Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each of our officers, directors and employees operating within legal guidelines and cooperating with local, national and international authorities. It is therefore essential that you understand the legal and regulatory requirements applicable to your business unit and area of responsibility. While we do not expect you to memorize every detail of these laws, rules and regulations, we want you to be able to determine when to seek advice from your supervisor or Clearwire’s legal department. If you do have a question in the area of legal compliance, it is important that you not hesitate to seek answers from your supervisor or the Ethics Compliance Officer.

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     Disregard of the law will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject you, as well as Clearwire, to civil and/or criminal penalties. You should be aware that conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations.
2. Insider Trading
     Employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business and at all times strictly in accordance with any and all policies adopted by Clearwire relating to “insider trading.” All non-public information about Clearwire or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is not only unethical, it is illegal. Employees must exercise the utmost care when handling material inside information. Employees should refer to the “Clearwire Corporation Corporate Policy Regarding Confidential Information and Insider Trading for additional information.
3. Customer Privacy
     Our customers rely on us to protect their personal information. Customer records are extremely confidential and should be used only for legitimate business purposes by employees with a business “need to know.” Customer communications (including voice and data) or records may be disclosed outside Clearwire only with the customer’s authenticated written consent or Legal Department approval.
          Employees communicating directly with customers about their accounts, such as customer care representatives, must properly authenticate a caller (or person sending an email) to ensure protection of customer confidential information and compliance with relevant laws and regulations. Employees engaged in such communication will receive additional information on authentication from their manager or through training. Although privacy is important and protected by law, if you suspect a customer is using Clearwire’s products or services for an unlawful purpose, please contact the Legal Department immediately. If you receive a subpoena, court order or other request for information from a law enforcement agency you should immediately contact the Legal Department. This includes requests for customer information, such as customer toll records or invoices.
4. Conflicts of Interest
     A “conflict of interest” occurs when an individual’s personal interest may interfere in any way with the performance of his or her duties or the best interests of Clearwire. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees, officers and directors to be free from influences that conflict with the best interests of Clearwire. Even the appearance of a conflict of interest where none actually exists can be damaging and should be

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avoided. Whether or not a conflict of interest exists or will exist can be unclear. Conflicts of interest are prohibited unless specifically authorized as described below.
     If you have any questions about a potential conflict or if you become aware of an actual or potential conflict and you are not an officer or director of Clearwire, you should discuss the matter with your supervisor or the Ethics Compliance Officer (as further described in Section 12). Supervisors may not authorize conflict of interest matters without first seeking the approval of the Ethics Compliance Officer and filing with the Ethics Compliance Officer a written description of the authorized activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Ethics Compliance Officer. Executive officers and directors should seek authorization from the Audit Committee of the Board of Directors. Factors that may be considered in evaluating a potential conflict of interest are, among others:
•	whether it may interfere with the employee’s job performance, responsibilities or morale;

•	whether the employee has access to confidential information;

•	whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	any potential adverse or beneficial impact on our business;

•	any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	whether it would enhance or support a competitor’s position;

•	the extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	the extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	the extent to which it would appear improper to an outside observer.
     The following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:
•	Employment by (including consulting for) or service on the board of directors of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Clearwire is prohibited, including employment by, or service on, the board of directors of a competitor. Employment by or service on the board of directors of a customer or supplier or other service provider is generally discouraged and you must seek authorization in advance if you plan to take such action.

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•	Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and Clearwire; the employee’s access to confidential information and the employee’s ability to influence Clearwire decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

•	Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 7 for further discussion of the issues involved in this type of conflict.

•	Soliciting contributions to any charity or for any political candidate for an improper purpose from any person or entity that does business or seeks to do business with us.

•	Taking personal advantage of corporate opportunities. See Section 4 for further discussion of the issues involved in this type of conflict.

•	Employment outside Clearwire without prior approval.

•	Conducting our business transactions with your family member or person who shares your household or a business in which you have a significant financial interest. Material related-party transactions approved by the Audit Committee and involving any executive officer or director may be publicly disclosed as required by applicable laws and regulations.
5. Corporate Opportunities
     You may not take personal advantage of opportunities that are presented to you or discovered by you as a result of your position with us or through your use of Clearwire’s property or information, unless authorized by the Ethics Compliance Officer or, with respect to issues raised by executive officers or directors, the Audit Committee, or as otherwise permitted by Clearwire’s Certificate of Incorporation. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Participation in an investment or outside business opportunity that is related to our existing or proposed lines of business must be pre-approved. You cannot use your position with us or our property or information for improper personal gain, nor can you compete with us in any way.
6. Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity
     The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, our corporate and business records should be completed accurately and honestly. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Our records serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do

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business. As a result, it is important that our books, records and accounts accurately and fairly reflect, in reasonable detail, our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities. We require that:
•	no entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	transactions be supported by appropriate documentation;

•	the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	employees comply with our system of internal controls; and

•	no cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.
     Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. These reports must provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should strive to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Clearwire that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:
•	no employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, or other applicable laws, rules and regulations; and

•	all employees must cooperate fully with our accounting department and internal auditors, as well as our independent public accountants and legal counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, are accurate and complete.
     Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, the Ethics Compliance Officer or one of the other compliance resources described in Section 12.
7. Fair Dealing
     We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others

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through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult your supervisor or the Ethics Compliance Officer, as further described in Section 12.
     You are expected to deal fairly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your job. No employee may take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair dealing practices.
     Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
     Antitrust laws, sometimes also called competition laws, govern the way that companies behave in the marketplace. Antitrust laws encourage competition by prohibiting unreasonable restraints on trade. The laws deal in general terms with the ways companies deal with their competitors, customers, and suppliers. Violating antitrust laws is a serious matter and could place both the company and the individual at risk of substantial criminal penalties. In all regions and countries where Clearwire does business, we are committed to competing vigorously but fairly for suppliers and customers. To adhere to antitrust laws, we must not:
•     Communicate with any competitor relating to price, any term that affects pricing, or production levels,
•     Divide or allocate markets or customers,
•     Agree with a competitor to boycott another business, or
•     Put inappropriate conditions on purchases or sales.
     When questions arise, contact the Legal Department for guidance.
8. Gifts and Entertainment
     Business entertainment and gifts are meant to create goodwill and sound working relationships and not to gain improper advantage with customers, vendors or suppliers or facilitate approvals from government officials. Unless express permission is received from a supervisor, the Ethics Compliance Officer or the Audit Committee, entertainment (other than of a normal social nature) and gifts cannot be offered, provided or accepted by any employee unless consistent with customary business practices and not (a) excessive in value, which would be any one item valued over $200.00 or multiple items in any one year valued in the aggregate over $500.00 unless relating to an entertainment event and the customers, suppliers or vendors are

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present at such event; (b) in cash; (c) susceptible of being construed as a bribe or kickback; or (d) in violation of any laws. This principle applies to our transactions everywhere in the world, even where the practice is widely considered “a way of doing business.” Under some statutes, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Ethics Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness.
9. Protection and Proper Use of Company Assets
     All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, automobiles, computer equipment, phones and offices, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. Use of the Company’s electronic media and services must conform to the procedures outlined in the Company’s Employee Resource Guide and the Electronic Communications Policy therein. Employees should be mindful of the fact that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Ethics Compliance Officer.
     Our computer systems, network and electronic data are an essential part of the business. Their continuous availability and efficient use play a critical role in our success. Every employee should do their part to safeguard the integrity and confidentiality of the systems, the network and the electronic data processes stored in our systems by protecting passwords, user IDs and access to all our facilities.
     Due care and common sense should govern the use of our computer systems, and access to our electronic data, so please observe the following guidelines:
•     Do not use or access computer facilities and records without authorization.
•     Protect passwords, IDs and access to computer systems and facilities.
•     Do not alter or destroy software, data or files without authorization.
•     Do not download, copy or install software or data without appropriate authorization.
•     Protect against the spread of viruses and spy-ware by using only legally licensed software.
•     Restrict access to data based on a need-to-know basis.
•     Report to your supervisor any change in job duties that would affect your need for access to systems data.

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     Employees should refer to the Clearwire Security Policy and the Security: Top 10 “Must Knows” for additional information.
10. Intellectual Property
     Clearwire values and encourages the protection of its intellectual property (such as patents, trade secrets, copyrights and trademarks) and proprietary information while simultaneously respecting the valid intellectual property rights of third parties. Intellectual property laws protect many materials used by Clearwire employees in the course of their work. Copyright laws protect materials such as computer software, music, artwork, audio and videotapes, books, presentations and training materials. Patent laws protect inventions and trade secret laws protect proprietary information. Trademark laws protect product and services names. Employees must not knowingly infringe on the valid intellectual property rights of others. Employees must also identify any agreements they may have with past employers and notify their supervisors or People Development. Employees should direct any intellectual property questions or concerns to the Legal Department. Employees should promptly identify any innovative processes, methods and technologies that may be eligible for patent protection.
11. Confidentiality
     One of our most important assets is our confidential information. Employees, officers and directors who have received or have access to confidential information should take care to keep this information confidential. Confidential information may include but is not limited to business, marketing and service plans, financial information, databases, customer data (including, for example, customer financial information), pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers.
     Except when disclosure is authorized or legally mandated, you must not share our or our customers’ confidential information with third parties or others within Clearwire who have no legitimate business purpose for receiving that information. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties. In determining whether a matter is authorized or legally required to be disclosed, you must first coordinate with Clearwire’s legal counsel or the Ethics Compliance Officer.
     You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers should be stored securely. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not discuss our business, information or prospects in any “chat room,” regardless of whether you use your own name or a pseudonym. Be cautious when discussing sensitive information in public places like elevators, airports, restaurants and “quasi-public” areas within Clearwire, such as lobbies, retail areas, cafeterias or lunch rooms. All Clearwire emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Clearwire, except where required for legitimate business purposes.

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     In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as confidential customer information, then you must handle that information solely in accordance with the applicable policy.
12. Special Provisions Applicable to Senior Financial Officers
     The Company’s Chief Executive Officer (CEO), President, Chief Financial Officer (CFO), Chief Operating Officer (COO), Executive Vice Presidents and other senior finance and accounting officers (collectively, the “Senior Financial Officers”), hold an important and elevated role in corporate governance in that they are uniquely capable and empowered to ensure that all stakeholders’ interests are appropriately balanced, protected, and preserved. Because of this special role, the Senior Financial Officers are bound by the following principles and responsibilities, and by accepting the Code, each agrees that he or she will, in his or her capacity as an employee of the Company:
•	Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

•	Provide information that is accurate, complete, objective, relevant, timely, and understandable to ensure full, fair, accurate, timely, and understandable disclosure reports and documents that the Company files with, or submits to, government agencies and in other public communications.

•	Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

•	Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing his or her independent judgment to be subordinated.

•	Respect the confidentiality of information acquired in the course of his or her work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of his or her work will not be used for personal advantage.

•	Share knowledge and maintain skills important and relevant to stakeholders’ needs.

•	Proactively promote and be an example of ethical behavior as a responsible employee among peers, in the work environment and the community.

•	Achieve responsible use of and control over all assets and resources employed or entrusted.

•	Be responsible for implementing and maintaining adequate internal control structure and procedures for financial reporting, including disclosure controls.

•	Promptly report Code violations to the Ethics Compliance Officer.

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13. Waivers
     Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or the Audit Committee of the Board of Directors and may be disclosed to stockholders or in public filings as required by applicable laws, rules and regulations.
14. International Business
     We must abide by the laws, rules and regulations of countries where we do business. We are committed to following not only U.S. laws that deal with foreign business transactions (such as the Foreign Corrupt Practices Act), but also with the laws of the host countries in which we operate. Because cultural differences and local customs or laws may raise issues, prior to engaging in any international business, you should discuss these issues with your supervisor and the Legal Department.
     Payments we make in the course of doing business internationally must reflect the value of the services actually provided, be directed to proper business purposes, made to legitimate business service providers and meet the requirements of the laws of the U.S. and of other countries where we do business.
     One key law governing our conduct of business in other countries is the Foreign Corrupt Practices Act (FCPA), which governs payments from U.S. companies and some foreign companies to foreign government officials. Generally, it is a violation of the FCPA to make payments or related offers, or to provide any other benefit, to or for the benefit of a foreign official. Regardless of the particular customs of a foreign country, you must be particularly careful to follow company standards, local laws and U.S. laws regarding doing business with non-U.S. officials or their family members.
     You must never make payments to a third party that you suspect may be passed to officials outside the U.S. or other persons to improperly influence any person’s decision-making to secure, retain or direct business for Clearwire. You must not use an agent to make any payment that Clearwire itself cannot make. Whenever you retain any agent in connection with foreign business, you must make sure that you can properly trace any funds provided to the agent to ensure that they are not used to make improper payments to government officials or their representatives.
15. Employee Relations
     Respectful Workplace: Clearwire is committed to providing a workplace that is free from verbal, physical, and visual forms of harassment so that everyone can work in a productive, fun, respectful, and professional environment. Harassment in employment based on race, color, sex, creed, religion, age, marital status, national origin, citizenship, disability, veteran status, sexual orientation, or any other status or characteristic protected by local, state, or federal law is strictly prohibited. Employees who violate this policy are subject to discipline, up to and including

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possible termination. Employees should refer to Clearwire’s Partner Resource Guide for more information on this policy.
     Employee Privacy: Employees have no right of privacy in information they send, receive, access or store on any of Clearwire’s computer systems, telephone systems or networks (“Workplace Communications.”) Electronic message traffic that interferes with the network or its interconnected systems is prohibited. Clearwire reserves the right to review Workplace Communications (including but not limited to Internet activity, email, instant messages or other electronic messages, computer storage and voicemail) as well as to inspect employees’ company-provided workspace, at any time.
     Personal Relationships at Work: Personal relationships in the workplace can result in actual and/or perceived conflicts of interest. Clearwire does not allow an employee to have a direct reporting or contractual relationship with any immediate family member, any relative, or any person who has a significant personal relationship with the employee. As with any other situation, Clearwire expects that you will not put yourself or the Company in a compromising position. Notify your manager when you are involved in any personal relationship that could be considered a conflict of interest.
     Safety in the Workplace: Clearwire is committed to preventing workplace violence and to maintaining a safe work environment. Conduct that threatens, intimidates, or coerces another employee, a customer, s guest, or member of the public at any time, including off-duty periods, will not be tolerated. This prohibition includes all acts of harassment, including that based on an individual’s sex, race, age, or any characteristic protected by federal, state, or local law. All threats of or actual violence, both direct and indirect, should be reported in a detailed manner as soon as possible to your manager, any other member of management, or your contact in People Development. Clearwire will promptly and thoroughly investigate all reports. The identity of the individual making a report will be protected as much as is practical. Anyone determined to be responsible for threats of or actual violence or other conduct that is in violation of these guidelines will be subject to prompt disciplinary action up to and including termination of employment.
     Drug/Alcohol Policy: Clearwire is committed to having a safe, healthy, and efficient work environment. Being under any influence of drugs or alcohol on the job poses serious safety and health risks to the user and to all those who work with the user. Clearwire complies with federal and state rules, regulations or laws that relate to the maintenance of a workplace free from illegal drugs and alcohol. As a condition of employment, all partners are required to abide by the terms of this policy and to notify management of any conviction of any criminal drug statute no later than five days after such conviction. Employees should refer to Clearwire’s Partner Resource Guide for more information on this policy.
16. Compliance Standards and Procedures
     Compliance Resources
     To facilitate compliance with this Code, we have implemented a program of Code awareness, training and review. We have established the position of Ethics Compliance Officer

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to oversee this program. The Ethics Compliance Officer is a person to whom you can address any questions or concerns. In addition to fielding questions or concerns with respect to potential violations of this Code, the Ethics Compliance Officer is responsible for:
•	investigating possible violations of the Code;

•	training new employees in Code policies;

•	conducting annual training sessions to refresh employees’ familiarity with the Code;

•	monitoring compliance with the Code on both an informal and a formal basis, placing particular emphasis on the relationships between employees and third parties;

•	distributing copies of the Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

•	updating the Code as needed and alerting employees to any updates, with appropriate approval of the Board of Directors, to reflect changes in the law, Clearwire operations and in recognized best practices, and to reflect Clearwire experience; and

•	otherwise promoting an atmosphere of responsible and ethical conduct.
     Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Ethics Compliance Officer. If you are uncomfortable speaking with the Ethics Compliance Officer because he or she works in your department or is one of your supervisors, please contact either of the Chief Executive Officer or the Chief Financial Officer.
     Clearwire has established a [Whistleblower Hotline at 1-877-301-7247] for those who wish to ask questions about Clearwire policy, seek guidance on specific situations, or report violations of the Code. There is no need to identify yourself, if you prefer not to. Whether you identify yourself or remain anonymous, your telephonic or email contact will be kept strictly confidential to the extent reasonably possible within the objectives of the Code.
     Clarifying Questions and Concerns; Reporting Possible Violations
     It is Clearwire’s policy that each of its employees, officers and directors have open opportunities to bring to the attention of any supervisor or the Ethics Compliance Officer allegations of wrongdoing of any officer, director or employee, including but not limited to violations of this Code, laws or regulations, any actions considered unsafe or any unsound business practices that jeopardize the welfare and safety of employees or customers. Other

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allegations may include but are not limited to corruption, violations of this Code, bribery, and acceptance of gifts beyond established limits, theft of Clearwire property, misuse of Clearwire property and facilities or any activities that involves fraud or misconduct. If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Ethics Compliance Officer; even the appearance of impropriety can be very damaging and should be avoided.
     If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation. Whether you choose to speak with your supervisor or the Ethics Compliance Officer, you should do so without fear of any form of retaliation. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment.
     Supervisors must promptly report any complaints or observations of Code violations to the Ethics Compliance Officer. The Ethics Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Your cooperation in the investigation will be expected. As needed, the Ethics Compliance Officer will consult with the People Development department or the Audit Committee of the Board of Directors.
     If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.
17. Documentation.
     Each officer, director and employee with be provided with this Code of Conduct and Ethics, as the same may be amended from time to time, annually and will be required to sign a written acknowledgement of its receipt and an agreement to comply with this Code.
Approved by the Clearwire Corporation Board of Directors on December 11, 2009.

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ACKNOWLEDGEMENT OF CODE OF CONDUCT AND ETHICS.
(To be placed in employee’s personnel file)
     I acknowledge receipt of a copy of the Clearwire Corporation Code of Conduct and Ethics on                     , 20___. Furthermore I understand the intent and conditions within this Code of Conduct and Ethics and agree to abide by the terms of this Code of Conduct and Ethics.
     I understand that these guidelines will be used and modified at the discretion of Clearwire Corporation.

Signed:

Printed Name:

Date:

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CODE OF CONDUCT AND ETHICS VIOLATION
REPORTING FORM
It is Clearwire’s policy that employees of Clearwire have open opportunities to bring to the attention of any allegations of wrongdoing of officers, directors or other employees, including by not limited to violations of Clearwire’s Code of Conduct and Ethics, laws or regulations, any actions considered unsafe or unsound business practices or unsafe practices that jeopardize the welfare and safety of Clearwire’s employees or customers. Other allegations may include but are not limited to: corruption, violations of the Code of Conduct and Ethics, bribery, acceptance of gifts beyond established limits, theft of Clearwire property, misuse of Clearwire property and facilities, or any activity that involves fraud or misconduct.
All Clearwire employees will be free from retaliation as a result of bringing forward allegations of wrongdoing or participating in an investigation of such allegations of wrongdoing.
NAME, TITLE, AND LOCATION OF INDIVIDUAL(S) INVOLVED:

SUMMARY OF THE INCIDENT OR ALLEGATION BEING REPORTED:

Note: If additional space is needed, please attach another page.

NAME OF PERSON REPORTING:

(May be left blank)

DATE OF REPORTING:

SIGNATURE OF PERSON REPORTING:

Clearwire Corporation Code of Conduct and Ethics, December 11, 2009	Page 16